Exhibit 99.1

Ardea Contact:	John Beck Ardea Biosciences, Inc. (858) 652-6523 jbeck@ardeabio.com

Media Contact:	Heidi Chokeir, Ph.D. Russo Partners, LLC (619) 528-2217 heidi.chokeir@russopartnersllc.com
Positive Phase 2 Data on RDEA594, Ardea Biosciences’ Lead Product Candidate for the Treatment of Hyperuricemia and Gout, Presented at the Annual European Congress of Rheumatology
New Data from Five Clinical Studies Reinforce RDEA594’s Robust Efficacy and Encouraging Safety Profile
ROME, ITALY, June 18, 2010 — Ardea Biosciences, Inc. (Nasdaq: RDEA) today announced that additional positive data from its Phase 2 program for RDEA594, its lead product candidate for the treatment of hyperuricemia and gout, are being presented at the Annual European Congress of Rheumatology hosted by the European League Against Rheumatism (EULAR) in Rome, Italy. RDEA594, a first-in-class selective inhibitor of the URAT1 transporter, treats the underlying cause of gout by increasing the excretion of uric acid in order to bring the body’s levels of uric acid into a normal range.
Highlights of the new data being presented at EULAR include:
•	Updated results from a Phase 2b monotherapy study of RDEA594 in 123 gout patients demonstrating a 60% response rate at the highest dose tested.

•	Interim results from an ongoing Phase 1b study examining the pharmacokinetics and pharmacodynamics of RDEA594 and allopurinol separately and in combination that demonstrate a 100% response rate in patients receiving two different doses of RDEA594 combined with allopurinol.

•	Results from multiple studies indicating that the efficacy of RDEA594 is not diminished in patients with mild-to-moderate renal impairment.

•	Safety results from five clinical studies indicating that RDEA594 is well tolerated alone or in combination with allopurinol or febuxostat (Uloric®, Takeda Pharmaceutical Company Limited; Adenuric®, Ipsen and Menarini), with no occurrence of drug-related serious adverse events or dose-related side effects.
“We are pleased to see the very strong and consistent efficacy data from these studies,” said Barry D. Quart, PharmD, President and Chief Executive Officer of Ardea Biosciences. “The interim results from our ongoing Phase 1b study of RDEA594 in combination with allopurinol and our completed proof-of-concept study with febuxostat indicate we can achieve up to 80% mean reductions of uric acid levels when combined with currently marketed agents for the treatment of gout. These combinations would be among the most potent uric acid lowering treatments available.”
“RDEA594 has demonstrated a very consistent efficacy and safety profile,” stated Dr. Fernando Perez-Ruiz, Assistant Head of the Rheumatology Division, Hospital de Cruces, Vizcaya, Spain. “New data from the studies presented at EULAR not only position the drug for Phase 3 studies, but further demonstrate RDEA594’s potential to be an important new therapy to treat the millions of gout patients who are currently untreated or under-treated and continue to experience painful and debilitating flares due to the inadequate hypouricemic effect of approved therapies.”
Updated Results from Phase 2b Monotherapy Study
Updated results from Ardea’s Phase 2b study of RDEA594 given as monotherapy are being presented in an oral presentation at EULAR. One hundred twenty-three patients with gout and hyperuricemia were randomized and dosed in this 28-day, double-blind, placebo-controlled, dose-escalation study. The primary endpoint of this study, which tested three doses of RDEA594 (200 mg, 400 mg and 600 mg) given once daily was the proportion of patients who achieved a response, defined as a reduction of uric acid in the blood to below 6 mg/dL after 4 weeks of treatment, compared to placebo. The primary endpoint of the study was achieved, and serum uric acid levels decreased and response rates increased in a dose-related manner. The response rates on placebo, 200 mg RDEA594, 400 mg RDEA594 and 600 mg RDEA594 were 0%, 13%, 42% and 60%, respectively. The response rates in both the 400 mg and 600 mg dose groups were highly clinically and statistically significant. For patients with baseline uric acid levels less than 10 mg/dL, who represent the majority of gout patients in clinical practice, response rates were 57% and 75% in the 400 mg and 600 mg dose groups, respectively.
Updated Efficacy Results of Phase 2b Monotherapy Study of RDEA594 in the Treatment
of Hyperuricemia in Gout Patients

	Treatment Groups
	RDEA594	RDEA594	RDEA594
	600 mg qd	400 mg qd	200 mg qd	Placebo
Response Rate	60%	42%	13%	0%
(Primary Endpoint)	(n = 32)	(n = 33)	(n = 31)	(n = 27)

p Value versus Placebo	< 0.0001	0.0001	NS

Response Rate in Pts. with Baseline Serum	75%	57%	21%	0%
Urate <10 mg/dL	(n = 12)	(n = 14)	(n = 18)	(n = 14)

p Value versus Placebo	0.0001	0.0004	NS

NS = not statistically significant
The updated response rates from the results of this study are higher than the preliminary, top-line results reported on March 31, 2010. This difference is due to a difference in the method used to measure the levels of uric acid in the blood. The preliminary, top-line results were generated using an indirect assay method (UV), while the updated response data were generated using a direct, more precise assay method (LC-MS/MS).

Initial Combination Therapy Results
In addition to an ongoing Phase 2b study examining the combination of RDEA594 and allopurinol, Ardea is currently conducting a Phase 1b, open-label clinical pharmacology study examining the pharmacokinetics and pharmacodynamics (PK/PD) of this combination. Interim results of this PK/PD study and final results from a previously reported Phase 2a study of the combination of RDEA594 and allopurinol are being presented at EULAR.
Allopurinol is the most widely prescribed drug currently available to treat gout patients. However, recent controlled studies have shown that less than 50% of patients reach target uric acid reduction (sUA less than 6 mg/dL) on a standard allopurinol dose of 300 mg per day. RDEA594 lowers excessive uric acid levels (the underlying cause of gout) by increasing uric acid excretion, while allopurinol decreases its production. Ardea believes that the combination of RDEA594 with allopurinol may provide an important treatment option for the significant portion of gout patients who do not achieve adequate response to allopurinol treatment alone by potentially enabling them to further reduce their uric acid levels to within the normal range.
In the ongoing PK/PD study, patients receive a 300 mg dose of allopurinol alone for one week, then allopurinol plus RDEA594 at a dose of either 600 mg or 400 mg for one week, then RDEA594 at the same dose alone for one week. Currently, 11 of approximately 20 patients planned have completed dosing in the study (mean baseline sUA = 9.2 mg/dL).
Consistent with the combination results from a previously reported Phase 2a study, interim results from this PK/PD study indicate that combining RDEA594 with allopurinol produces greater reductions in uric acid levels than observed with either agent alone. As illustrated in the table below, 100% of patients in the PK/PD study who have completed dosing on either 600 mg or 400 mg of RDEA594 plus allopurinol reached target serum uric acid levels of below 6 mg/dL. Furthermore, at the RDEA594 600 mg combination dose, all patients who have completed dosing achieved a reduction to below 5 mg/dL sUA. The combination has been well tolerated, with no serious adverse events, no discontinuations, and no clinically relevant changes in any laboratory parameter, except the desired reduction in serum urate.
PK/PD Study Interim Results
sUA Response — % of Patients

	Treatment Groups
	Allopurinol 300 mg	RDEA594 400 mg	RDEA594 600 mg
	Alone	+ Allopurinol 300 mg	+Allopurinol 300 mg
	(n = 11)	(n = 6)	(n = 5)
<6 mg/dL	27%	100%	100%
<5 mg/dL	9%	67%	100%
<4 mg/dL	0%	0%	60%
Ardea is also studying the use of RDEA594 in combination with febuxostat, which, like allopurinol works by decreasing uric acid production. Data from a proof-of-concept study examining the combination of RDEA594 and febuxostat are being presented at EULAR.
In this randomized, placebo-controlled study in healthy volunteers with serum uric acid levels generally above 6 mg/dL, the combination of 400 mg of RDEA594 and 40 mg of febuxostat resulted in an approximate 70% reduction of serum uric acid levels compared to baseline, with intraday reductions of over 80%, reaching mean serum uric acid levels of 1.2 mg/dL. These results demonstrate a robust additive effect of combining RDEA594 and febuxostat when compared to serum uric acid reductions of 49% and 45%, respectively, when each drug was administered alone in this study. There were no clinically relevant pharmacokinetic drug interactions observed with either dose tested of RDEA594 and febuxostat. RDEA594 was well tolerated with adverse events that were generally mild and transient, and no clinically significant laboratory abnormalities were observed.
Results in Patients with Renal Impairment
In a previously reported Phase 2a study, the efficacy response to RDEA594 in gout patients with mild-to-moderate renal impairment did not differ from that observed in patients with normal renal function. These earlier results were further confirmed by results presented at EULAR from the Phase 2b monotherapy study, as well as interim results from a study specifically evaluating the pharmacokinetics and activity of RDEA594 in patients with moderate renal impairment.
In the Phase 2b monotherapy study, 29 patients out of a total of 96 randomized to active drug had at least mild renal impairment. Ten of these patients were classified as having moderate impairment and had a mean creatinine clearance of 46 ml/min. Patients in the Phase 2b study achieved comparable levels of uric acid reduction, irrespective of renal function at baseline.
Ardea is also conducting a study designed specifically to evaluate the pharmacokinetics and activity of RDEA594 in patients with moderate renal impairment. Currently, four patients have completed dosing in the study. Based upon an interim analysis of completed patients, no meaningful change in the pharmacokinetics of RDEA594 has been observed in gout patients with moderate renal impairment. In addition, these patients showed an efficacy response to RDEA594 comparable to that previously seen in gout patients with normal renal function.
Overall Safety Results
RDEA594 was well tolerated alone or in combination with allopurinol or febuxostat in the five studies presented at EULAR, with no drug-related serious adverse events and no dose-related side effects. In the Phase 2b monotherapy study, the incidence of elevated serum creatinine levels was not significantly different across the treatment groups, including placebo, after four weeks of dosing. In addition, as previously reported and as presented at EULAR, there was no difference in the rate of transient changes in serum creatinine observed during the screening period, prior to initiation of drug treatment, and during the treatment period.
The EULAR presentations and posters will be available on the Company’s website (http://www.ardeabio.com) under the following titles following their presentation at the conference on June 18th and 19th:
•	Efficacy and Safety of a Range of Doses of RDEA594, a Novel Uricosuric Agent, as a Single Agent in Hyperuricemic Gout Patients: Multicenter, Randomized, Double-Blind, Placebo-Controlled, Phase 2 Experience

•	RDEA684, a Novel, Potent and Efficacious Inhibitor of Human Urate Transporter, URAT1, with a Favorable Pharmacokinetic Profile, and No Mitochondrial Toxicity

•	Efficacy and Safety of RDEA594, a Novel Uricosuric Agent, as Combination Therapy with Allopurinol in Gout Patients: Randomized, Double-Blind, Placebo-Controlled, Phase 2 Experience

•	RDEA594, a Novel Uricosuric Agent, Shows Impressive Reductions in Serum Urate Levels as Monotherapy and Substantial Additive Activity in Combination with Febuxostat in Normal Healthy Volunteers
About Hyperuricemia and Gout
Gout is a painful and debilitating disease caused by abnormally elevated levels of uric acid in the blood stream. This leads to the deposition of painful, needle-like uric acid crystals in and around the connective tissue of the joints and in the kidneys, resulting in inflammation, the formation of disfiguring nodules (tophi), intermittent attacks of severe pain (acute flares) and kidney damage

(nephropathy). In addition, evidence suggests that the chronic elevation of uric acid associated with gout, known as hyperuricemia, may also have systemic consequences, including an increased risk for kidney dysfunction and cardiovascular disease.
In 2008, approximately 5.2 million patients in the U.S., 6.4 million patients in the European Union and 2.9 million patients in Japan were diagnosed with gout. Gout is the most common form of inflammatory arthritis in men over 40 and represents a significant medical need with limited treatment options. In the last 40 years, only one new medication has received FDA approval for the treatment of hyperuricemia associated with gout.
About RDEA594
Our most advanced product candidate for the treatment of hyperuricemia and gout, RDEA594, is a selective inhibitor of URAT1, a transporter in the kidney that regulates uric acid excretion from the body. Approximately 90% of gout patients are considered to be under-excretors of uric acid, and recent studies have shown that defects in renal transporters have been genetically linked to gout. Consequently, increasing renal excretion of uric acid by moderating URAT1 transporter activity may provide the most physiologically appropriate treatment for gout. In addition, because increasing the excretion of serum uric acid is additive to the effects of drugs such as allopurinol that decrease the production of uric acid, RDEA594 in combination with such drugs has the potential to treat the significant portion of the gout population that is not adequately treated with existing therapies.
RDEA594 is in Phase 2 development as a single agent and in combination with the approved xanthine oxidase inhibitor, allopurinol. Over 500 people have received RDEA594, either by direct administration in the form currently in development or through administration of RDEA806, a prodrug of RDEA594.
About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of gout, cancer and human immunodeficiency virus (HIV). RDEA594, our lead product candidate for the treatment of hyperuricemia and gout, is a selective URAT1 transporter inhibitor in Phase 2 clinical development. Our next-generation URAT1 inhibitor program is currently in preclinical development. RDEA119, a potent and specific inhibitor of mitogen-activated ERK kinase (MEK) and our lead product candidate for the treatment of cancer, is being developed under a global license agreement with Bayer HealthCare AG. RDEA119 is currently being evaluated in advanced cancer patients with different tumor types as a single agent in a Phase 1 study as well as in combination with sorafenib (Nexavar®; Bayer HealthCare, Onyx Pharmaceuticals) in a Phase 1/2 study. Our two product candidates for the treatment of HIV, RDEA806 and RDEA427, are non-nucleoside reverse transcriptase inhibitors (NNRTIs), which have successfully completed a Phase 2a study in HIV patients and a human micro-dose pharmacokinetic study in healthy volunteers, respectively.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA594, RDEA119, RDEA806, RDEA427 and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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